Exhibit 99.1

Evine Live Inc. Reports First Quarter 2018 Results

Company Delivers Improved Profitability and Revenue Growth

MINNEAPOLIS, MN – May 30, 2018 – Evine Live Inc. (“Evine”) (NASDAQ: EVLV) today announced results for the first quarter ended May 5, 2018. The Company posted quarterly net sales of $156.5 million, compared to $156.3 million for the comparable period in the prior year. The Company realized a net loss of $3.0 million and Adjusted EBITDA of $3.3 million, as compared to a net loss of $3.2 million and Adjusted EBITDA of $3.1 million for the first quarter of fiscal 2017.

Fiscal Year 2018 First Quarter Highlights

•	Net sales were $156.5 million, a 0.1% increase year-over-year.
•	Gross profit as a percentage of net sales decreased 10 basis points year-over-year to 35.9%. Excluding contract termination costs of $753,000, which had a 50 basis point impact, gross profit as a percentage of sales would have been 36.4%, an improvement of 40 basis points year-over-year.
•	Net loss was $3.0 million, a 7% improvement year-over-year.
•	Adjusted EBITDA was $3.3 million, a 7% increase year-over-year.
•	EPS was ($0.05), flat to the prior year and includes ($0.03) impact for executive transition expenses and contract termination costs.

“I am very encouraged by our first quarter operating results,” said CEO Bob Rosenblatt. “It was a very productive quarter for us and the results reflect the hard work and focus of many over the past two years towards our turnaround efforts.”

“Strategically, 2018 is about profitable revenue growth, product development and increasing our customer base,” continued Rosenblatt. “We can achieve our goals if we maintain our focus and deliver on our stated strategy to position Evine as a leading omni-channel purveyor of proprietary, exclusive, and under-discovered goods. This, when combined with our fully built out direct-to-consumer and increasingly valuable video commerce platform, will deliver increased value for our shareholders, customers and vendors.”

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SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average selling price and EPS)

	Q1 2018 5/5/2018	Q1 2017 4/29/2017	Change

Net Sales	$156.5	$156.3	0.1%

Gross Margin %	35.9%	36.0%	(10 b	ps)

Adjusted EBITDA	$3.3	$3.1	7%

Net Loss	$(3.0)	$(3.2)	7%

EPS	$(0.05)	$(0.05)	0%

Net Shipped Units (000s)	2,472	2,580	(4%)
Average Selling Price (ASP)	$57	$54	6%
Return Rate %	18.9%	18.8%	10 b	ps
Digital Net Sales %	53.0%	50.6%	240 b	ps
Total Customers - 12 Month Rolling (000s)	1,269	1,409	(10%)

% of Net Merchandise Sales by Category
Jewelry & Watches	40%	41%
Home & Consumer Electronics	22%	21%
Beauty & Wellness	19%	16%
Fashion & Accessories	19%	22%
Total	100%	100%

First Quarter 2018 Results

•	The top performing category in the quarter was Beauty & Wellness, which grew 17.3% year-over-year, reflecting strong results from our subscription business. Home and Consumer Electronics also had strong year-over-year growth of 5.5% with strength in our tabletop category.
•	Digital net sales as a percentage of total net sales increased 240 basis points to 53.0%, reflecting our continued focus on making the customer experience as frictionless as possible across all devices.
•	The return rate for the quarter was 18.9%; relatively flat year-over-year and within our expectations based on our merchandise mix.
•	Gross profit dollars were flat year-over-year at approximately $56.3 million. Excluding contract termination costs of $753,000, gross profit dollars would have been approximately $57.0 million, or 1.3% better than last year.
•	Operating expenses increased 2.3% or $1.3 million year-over-year to $58.2 million, including a $518,000 increase for executive transition expenses. The remaining increase was due to investments in our organization to support growth. Additionally, year-over-year increases in program distribution costs associated with high definition carriage were mostly offset by savings related to favorable negotiations for other carriage.

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Executive Team Changes

Further strengthening the organization’s operations, during the quarter, the Company announced two new members to its senior leadership team. As previously announced, Diana Purcel was appointed Executive Vice President and Chief Financial Officer and Mark Locks was appointed as Executive Vice President of Product Sourcing and Business Development. Both are highly experienced executives with careers spanning a diverse group of retail companies. Mrs. Purcel replaced Tim Peterman, formally Chief Operating Officer / Chief Financial Officer. Mr. Peterman’s Chief Operating Officer responsibilities have been absorbed by the executive team.

Liquidity and Capital Resources

As of May 5, 2018, total unrestricted cash was $30.1 million, compared to $23.9 million at the end of fiscal 2017. The Company also had an additional $14.2 million of unused availability on its revolving credit facility, which gives the Company total liquidity of $44.3 million as of the end of the first quarter.

Fiscal Year 2018 Outlook

Note: Fiscal 2018 has 52 weeks compared to 53 weeks in Fiscal 2017.

We affirm our expectations for the year. We continue to expect normalized sales growth in the 2% to 5% range on a 52-week over 52-week basis, which equates to 0% to 3% on a reported basis due to the extra week in fiscal 2017. We expect Adjusted EBITDA to be in the $19 to $21 million range, which would equate to growth of 5% to 17% year-over-year.(1)

Conference Call

A conference call and webcast to discuss the Company’s first quarter earnings will be held at 8:30 a.m. Eastern Time on Wednesday, May 30, 2018:

WEBCAST LINK: https://event.on24.com/wcc/r/1629797/060866762AFA3753A10ADAA63D569F89

TELEPHONE: 1-877-407-9039 (domestic) or 1-201-689-8470 (international)

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

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About Evine Live Inc.

Evine Live Inc. (NASDAQ:EVLV) operates Evine, a multiplatform interactive digital commerce company that offers a mix of proprietary, exclusive and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile. Evine reaches more than 87 million television homes with entertaining content in a comprehensive digital shopping experience offered 24 hours a day.

Please visit www.evine.com/ir for more investor information.

Contacts

Media:
Liz Joseph
press@evine.com
(952) 943-6192

Investors:
Michael Porter
mporter@evine.com
(952) 943-6517

(1)	In accordance with SEC Guidance for Item 10(e)(1)(i)(A) of Regulation S-K, we have not provided a reconciliation of our expected Adjusted EBITDA range to expected net income range in this press release due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which certain GAAP to non-GAAP adjustments may be recognized. These adjustments may include the impact of such items as loss on debt extinguishment, gain on sale of assets, executive and management transition costs, restructuring charges, the effect of other certain one-time items, and the income tax effect of such items. We are unable to quantify these types of adjustments that would be required to be included in the GAAP measure without unreasonable efforts. In addition, we believe such a reconciliation would imply a degree of precision on inherently unpredictable events in our outlook that could be confusing to investors.

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EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	May 5,	February 3,
	2018	2018
	(Unaudited)

ASSETS
Current assets:
Cash	$30,077	$23,940
Restricted cash equivalents	450	450
Accounts receivable, net	85,060	96,559
Inventories	73,058	68,811
Prepaid expenses and other	9,142	5,344
Total current assets	197,787	195,104
Property and equipment, net	51,434	52,048
Other assets	2,027	2,106
Total Assets	$251,248	$249,258

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$59,067	$55,614
Accrued liabilities	39,827	35,646
Current portion of long term credit facilities	2,326	2,326
Deferred revenue	35	35
Total current liabilities	101,255	93,621

Other long term liabilities	59	68
Long term credit facilities	68,204	71,573
Total liabilities	169,518	165,262

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.01 par value, 400,000 shares authorized;
zero shares issued and outstanding	-	-
Common stock, $.01 par value, 99,600,000 shares authorized;
65,588,337 and 65,290,458 shares issued and outstanding	656	653

Additional paid-in capital	439,828	439,111

Accumulated deficit	(358,754)	(355,768)
Total shareholders’ equity	81,730	83,996
Total Liabilities and Shareholders’ Equity	$251,248	$249,258

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 EVINE Live Inc.

 AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited)

 (In thousands, except share and per share data)

	For the Three-Month Periods Ended

	May 5,	April 29,
	2018	2017
Net sales	$156,505	$156,343
Cost of sales	100,250	100,057
Gross profit	56,255	56,286
Margin %	35.9%	36.0%
Operating expense:
Distribution and selling	48,887	48,730
General and administrative	6,719	5,995
Depreciation and amortization	1,572	1,636
Executive and management transition costs	1,024	506
Total operating expense	58,202	56,867
Operating loss	(1,947)	(581)

Other income (expense):
Interest income	7	2
Interest expense	(1,026)	(1,495)
Loss on debt extinguishment	-	(913)
Total other expense	(1,019)	(2,406)

Loss before income taxes	(2,966)	(2,987)

Income tax provision	(20)	(209)

Net loss	$(2,986)	$(3,196)

Net loss per common share	$(0.05)	$(0.05)

Net loss per common share
—assuming dilution	$(0.05)	$(0.05)

Weighted average number of common shares outstanding:
Basic	65,360,951	60,918,508
Diluted	65,360,951	60,918,508

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EVINE Live Inc. AND SUBSIDIARIES

Reconciliation of Net Loss to Adjusted EBITDA:

(Unaudited)

(in thousands)

	For the Three-Month Periods Ended

	May 5,	April 29,
	2018	2017

Net loss	$(2,986)	$(3,196)
Adjustments:
Depreciation and amortization	2,620	2,604
Interest income	(7)	(2)
Interest expense	1,026	1,495
Income taxes	20	209
EBITDA (as defined)	$673	$1,110

A reconciliation of EBITDA to Adjusted EBITDA is as follows:
EBITDA (as defined)	$673	$1,110
Adjustments:
Executive and management transition costs	1,024	506
Contract termination costs	753	-
Loss on debt extinguishment	-	913
Non-cash share-based compensation expense	820	521
Adjusted EBITDA	$3,270	$3,050

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); executive and management transition costs; loss on debt extinguishment; contract termination costs; gain on sale of television station and non-cash share-based compensation expense. The Company has included the “Adjusted EBITDA” measure in our EBITDA reconciliation in order to adequately assess the operating performance of our television and online businesses and in order to maintain comparability to our analyst’s coverage and financial guidance, when given. Management believes that the Adjusted EBITDA measure allows investors to make a meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles (“GAAP”) and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of the comparable GAAP measure, net income (loss) to Adjusted EBITDA in this release.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact, including statements regarding guidance, industry prospects, or future results of operations or financial position are forward-looking. We often use words such as anticipates, believes, estimates, expects, intends, predicts, hopes, should, plans, will and similar expressions to identify forward-looking statements. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): variability in consumer preferences, shopping behaviors, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales and sales promotions; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees or estimated cost savings from contract renegotiations; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor and shipping relationships and develop key partnerships and proprietary and exclusive brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our credit facilities covenants; customer acceptance of our branding strategy and our repositioning as a video commerce company; our ability to respond to changes in consumer shopping patterns and preferences, and changes in technology and consumer viewing patterns; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting our operations; significant events (including disasters, weather events or events attracting significant television coverage) that either cause an interruption of television coverage or that divert viewership from our programming; disruptions in our distribution of our network broadcast to our customers; our ability to protect our intellectual property rights; our ability to obtain and retain key executives and employees; our ability to attract new customers and retain existing customers; changes in shipping costs; expenses related to the actions of activist or hostile shareholders; our ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits of television programming; and the risks identified under Item 1A(Risk Factors) in our most recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

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